Exhibit 99.1

181 W. Huntington Drive, Suite 202, Monrovia, CA 91016 Telephone (626) 357-9983 • Fax (626) 359-9628 www.avinc.com • NASDAQ: AVAV	PRESS RELEASE

AeroVironment Names John Grabowsky Chief Technology Officer and Tom Herring Senior Vice President/General Manager, Unmanned Aircraft Systems

MONROVIA, Calif., March 5, 2010 — AeroVironment, Inc. (AV) (NASDAQ:AVAV) today appointed Tom Herring as senior vice president and general manager of AV’s Unmanned Aircraft Systems (UAS) business segment and John Grabowsky as AV’s first chief technology officer, a role that will span the company’s UAS and Efficient Energy Systems (EES) business segments. Grabowsky previously served as executive vice president and general manager of UAS.

“John’s contributions to AV have been numerous and significant and as AV’s first chief technology officer he will apply his deep technical background across both our business segments, which will enhance AV’s leadership and benefit all our customers,” said Tim Conver, AV chairman and chief executive officer.  Conver added that, since joining AV in 2003, Grabowsky has been instrumental in establishing AV as a global leader in unmanned aircraft systems, and the leader in small UAS.

“I am also delighted to promote Tom Herring from vice president of UAS business development to the UAS leadership role.  Tom brings a wealth of experience, managerial skills and energy to our team as we address an exciting future in our industry,” Conver said.

“I cannot think of a more qualified individual to lead the UAS segment than Tom,” said Grabowsky.  “Since joining AV in November 2008, Tom has demonstrated creativity, tenacity and effectiveness within the UAS group, helping to strengthen our competitive position and strategic focus.  AV and our customers will benefit from Tom’s leadership.”

Prior to joining AV, Herring held multiple leadership positions during his 27-year tenure with BAE Systems.  Most recently, he served as vice president and general manager of

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Integrated Solutions, a $150M BAE Systems business unit providing solutions for commercial and general aviation aircraft, attack rotorcraft, unmanned aerial vehicles, precision munitions, international military aircraft and ground systems.  He also served as vice president of National Upgrade Programs, vice president of Display Systems and director of programs for the Display Systems product line. Tom also served in program management positions on the B-2, E-2C, E-3A and other major programs.

AV is the sole supplier to all U.S. Department of Defense programs of record for small UAS and has delivered more than 13,000 new and replacement air vehicles to customers in the United States and elsewhere.  The family of small hand-launched UAS the company produces and supports includes Raven®, Wasp™ and Puma™, each of which transmits live streaming video from their day and night sensors directly to a hand-held common ground controller.  These backpackable sensor platforms provide day and night, real-time video imagery for reconnaissance, surveillance and target acquisition in support of tactical units for missions such as route reconnaissance, base security, mission planning and force protection.

Switchblade™ is a small UAS under development that becomes a highly accurate lethal munition designed for minimal collateral damage.  AV is also a pioneer in developing high altitude long endurance UAS.  The Global Observer™ is a stratospheric UAS designed to provide affordable persistence without latitude restrictions for remote sensing and communications relay operations. AV’s UAS logistics operation supports systems deployed worldwide to ensure a consistently high level of operational readiness. International customers include Italy, Denmark, the Netherlands and Spain.

About AeroVironment, Inc. (AV)

Building on a history of technological innovation, AV designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and target acquisition.  AV’s clean transportation solutions include power cycling and test systems and industrial electric vehicle charging systems for commercial and institutional customers, as well as EV home chargers and EV fast chargers for consumers.  More information about AV is available at www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world.  For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

pr@avinc.com

Mark Boyer

For AeroVironment, Inc.

+1 (310) 229-5956

mark@boyersyn.com